Exhibit 5
[Squire, Sanders & Dempsey (US) LLP Letterhead]
May 19, 2011
Core Molding Technologies, Inc.
800 Manor Park Drive
Columbus, Ohio 43228-0183
Gentlemen:
     We have acted as counsel to Core Molding Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 155,650 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), pursuant to those certain Stock Option Agreements dated as of February 2, 2004 between the Company and each of Thomas R. Cellitti, James F. Crowley and Malcolm M. Prine respectively (collectively, the “Agreements”).
     We have examined the Company’s Certificate of Incorporation, as amended through August 28, 2002, the Company’s Amended and Restated By-laws, the Agreements and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion. In rendering this opinion, we have assumed the genuineness, without independent investigation, of all signatures on all documents examined by us, the conformity to the original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.
     We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.
     Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the 155,650 shares of Common Stock of the Company to be registered under the Registration Statement have been issued and delivered by the Company in accordance with the terms of the Agreements against payment of the purchase price therefor, said shares of Common Stock will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws and with the transfer restrictions contained in the Company’s Certificate of Incorporation, as amended through August 28, 2002.
     Our opinion is limited to the General Corporation Law of Delaware in effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the shares of Common Stock pursuant to the Agreements and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or rules or regulations of the Commission.
Very truly yours,
/s/ Squire, Sanders & Dempsey (US) LLP